SUB-SUBADVISORY AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of this 17th day of March, 2020, among Columbia Management Investment Advisers, LLC (the “Adviser”), a Minnesota limited liability company, SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., (“SIMNA”) a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, 19th Floor, New York 10018, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED (“SIMNA Limited”) a UK corporation with its principal place of business at 1 London Wall Place, London, UK EC2Y 5AU.

WITNESSETH

WHEREAS, the Adviser, a has retained SIMNA as its sub-adviser to render investment advisory services to CTIVP – AQR International Core Equity Fund, to be known as Variable Portfolio – Partners International Core Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), pursuant to a Sub-Advisory Agreement dated as of the date hereof (the “Sub-Advisory Agreement”); and

WHEREAS, SIMNA desires to employ SIMNA Limited, an affiliate that is registered with the U.S. Securities and Exchange Commission as an investment adviser, as its investment sub-adviser, and SIMNA Limited is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement and the Sub-Advisory Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1. Appointment of SIMNA Limited. SIMNA hereby employs SIMNA Limited as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of SIMNA. SIMNA Limited accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. To the extent that any terms or provisions (including without limitation the rights and obligations of SIMNA Limited) set forth in this Agreement conflict with the terms and provisions set forth in the Sub-Advisory Agreement, the Sub-Advisory Agreement shall govern.

2. Duties of SIMNA Limited.

(a) SIMNA employs SIMNA Limited to act as its sub-advisor in managing the investment and reinvestment of all or a portion of the assets of the Fund in accordance with the Sub-Advisory Agreement; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trust (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Trust is required to maintain; and to render or assist SIMNA in rendering regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of SIMNA Limited’s responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, the Adviser, the Trust’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA), and applicable laws and regulations. SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b) SIMNA and SIMNA Limited jointly and severally acknowledge and agree that SIMNA is ultimately responsible for all aspects of providing to the Fund the services required of SIMNA under the Sub-Advisory Agreement. Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Fund, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Fund and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA Limited’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with United States securities laws and regulations applicable to SIMNA Limited and the Fund, (C) the Fund’s compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonably request.

3. Securities Transactions. Among its responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Fund, and shall use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA Limited (either directly or through SIMNA) and the terms of the Sub-Advisory Agreement, and, to the extent applicable, consistent with Section 28(e) of the Securities Exchange Act of 1934. SIMNA Limited will promptly communicate or assist SIMNA in communicating to the Fund’s officers and the Board of Trustees such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Fund as SIMNA or such officers or the Board may reasonably request.

4. Compensation of SIMNA Limited. For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust, the Fund nor the Adviser) will solely pay to SIMNA Limited at the end of each of month a fee equal to the amount set forth on Appendix A attached hereto. For clarity, SIMNA (and not the Trust, the Fund nor the Adviser) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from the Adviser of advisory fees pursuant the Sub-Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5. Compliance. SIMNA Limited agrees to comply with all policies, procedures, or reporting requirements that the Adviser or the Board of Trustees reasonably adopts and communicates to SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

6. Status of SIMNA Limited. The services of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust. SIMNA is liable for SIMNA Limited’s performance of its obligations under this Agreement and its acts and omissions.

7. Liability of SIMNA Limited. No provision of this Agreement will be deemed to protect SIMNA Limited against any liability to SIMNA or to the Adviser, the Board of Trustees of the Trust, the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8. Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Sub-Advisory Agreement remains in effect. This Agreement may be terminated by the Trust (by a vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days’ written notice to SIMNA Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) or upon the termination of the Sub-Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.

7 Bryant Park

New York, NY 10018

Attention: Legal Department

If to SIMNA Limited, at:

Schroder Investment Management North America Limited

1 London Wall Place

London, U.K. EC2Y 5AU

Attention: Legal

Department

This Agreement may be amended by mutual consent of the parties hereto.

9. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10. Confidentiality. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of any other party. As used herein, Confidential Information, includes, but is not limited, to “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the portion of the Fund allocated to SIMNA or SIMNA Limited that SIMNA or SIMNA Limited manages under the terms of this Agreement or the Sub-Advisory Agreement, and (ii) any copies of any agreements between the Adviser and its various counterparties and all the terms and provisions contained therein, which the Adviser (which term shall include the Adviser’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants) may furnish, disclose or reveal to SIMNA or SIMNA Limited (which term shall include SIMNA and SIMNA Limited’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants). Each party hereby agrees to restrict access to any other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement or the Sub-Advisory Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Adviser’s Confidential Information, is approved in writing by Adviser for disclosure, (3)(b) that, in the case of SIMNA or SIMNA Limited’s Confidential Information, is approved in writing by SIMNA or SIMNA Limited, respectively, for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the disclosing party provides (to the extent permitted under applicable law) the non-disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, SIMNA or SIMNA Limited is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund and notice may be provided promptly after disclosure (instead of prior to disclosure) if Confidential Information required to be maintained for regulatory reasons is disclosed during the course of a routine regulatory examination that is not targeted at the Fund, the Board or the Investment Manager; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers to SIMNA or SIMNA Limited subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of SIMNA or SIMNA Limited, SIMNA or SIMNA Limited may disclose such investments without direct reference to the Fund. Adviser agrees that SIMNA or SIMNA Limited may identify Adviser or the Fund by name in SIMNA or SIMNA Limited’s current client list. Such list may be used with third parties.

11. Proxy Policy. SIMNA Limited acknowledges that the Adviser is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of the Fund allocated to SIMNA by the Adviser, but to the extent such responsibility is delegated to SIMNA, SIMNA Limited shall use its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the Fund’s shareholders.

12. Governing Law. This Agreement shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. The Adviser, SIMNA and SIMNA Limited hereby consent to the jurisdiction of a state of federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between the Adviser, SIMNA or SIMNA Limited arising out of this Agreement shall be brought exclusively in the state of federal courts of the Commonwealth of Massachusetts. The Adviser, SIMNA and SIMNA Limited hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which either party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

13. Treatment of Fund Under FCA Rules. The Fund will be treated as a Professional Client under rules of the Financial Conduct Authority in the United Kingdom, as well as a client for purposes of the Investment Advisers Act of 1940, as amended, and the 1940 Act.

14. Write Down and Conversion Powers. Each party to this Agreement acknowledges, accepts and agrees that, notwithstanding any other provision of this Agreement or any other agreement, arrangement or understanding between the parties:

(a) any liability of SIMNA Limited arising under or in connection with this Agreement may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

(b) Each party to this Agreement will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any such liability and in particular (but without limitation) by:

i.	any reduction in the outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

ii.	any cancellation of any such liability; and

iii.

any conversion of all or part of such liability into shares, other securities or other obligations of SIMNA Limited or any other person that may result from any exercise of any Write-down and Conversion Powers in relation to any such liability;

(c) The terms of this Agreement and the rights of each party to this Agreement hereunder are subject to and may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any such liability and each party to this Agreement will be bound by any such variation; and

(d) Shares, other securities or other obligations of SIMNA Limited or any other person may be issued to or conferred on a party to this Agreement as a result of any exercise of any Write-down and Conversion Powers in relation to any such liability.

For purposes of this section:

“Relevant Legislation” means Part 1 of the UK Banking Act 2009, as amended or re-enacted from time to time, any regulations, rules, orders or instruments made thereunder and any other laws, regulations, rules, orders, instruments, or requirements from time to time in force or applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Resolution Authority” means the Bank of England or any other body which has authority under the Relevant Legislation to exercise any Write-down and Conversion Powers; and

“Write-down and Conversion Powers” means the powers under the Relevant Legislation to cancel, transfer or dilute shares issued by an entity that is a bank or investment firm or an affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such an entity or any contract or instrument under which that liability arises, to convert all or part of such a liability into shares, securities or obligations of the entity or any other person, to provide that any such contract is to have effect as if a right had been exercised under it or to suspend any obligation in respect of such a liability.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

/s/ William P. Sauer
Name: William P. Sauer
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

/s/ Mark A. Hemenetz
Name: Mark A. Hemenetz
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

/s/ Mark A. Hemenetz
Name: Mark A. Hemenetz
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

/s/ Joseph Bertini
Name: Joseph Bertini
Title: Authorized Signatory

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

/s/ Davis A. Weiss
Name: Davis A. Weiss
Title: Assistant Secretary

APPENDIX A

Compensation of SIMNA Limited

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]

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